Exhibit 99.1

For Further Information Contact:

HemoSense, Inc.	Lippert/Heilshorn & Associates
Gordon Sangster, VP Finance & CFO	Don Markley or Brandi Floberg
gsangster@hemosense.com	bfloberg@lhai.com
(408) 240-3794	(310) 691-7100

HEMOSENSE FISCAL THIRD QUARTER REVENUE INCREASES 101%

Fiscal 2007 Revenue Guidance Revised Upward to $32 Million to $34 Million

HemoSense Signs Definitive Agreement to be Acquired by Inverness

SAN JOSE, Calif. (August 7, 2007) – HemoSense, Inc. (AMEX: HEM) – a point of care diagnostic healthcare company that has developed, manufactures and sells easy-to-use, handheld blood coagulation monitoring systems for use by patients and healthcare professionals in the management of warfarin medication – today reported financial results for the three and nine months ended June 30, 2007. As announced yesterday, HemoSense and Inverness Medical Innovations (AMEX: IMA) have entered into a definitive agreement for Inverness to acquire HemoSense in an all stock transaction. Under terms of the agreement, each holder of a share of HemoSense common stock will receive 0.274192 shares of Inverness common stock, which represents a 37.5% premium based on the average trading prices of both companies over the five trading days prior to yesterday.

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Total revenue for the fiscal 2007 third quarter was $9.2 million, an increase of 101% from total revenue of $4.6 million in the fiscal 2006 third quarter. Domestic revenue was $8.0 million and international revenue was $1.2 million, representing increases of 115% and 41%, respectively, compared with the same quarter in the prior year. Total revenue included $6.9 million in revenue for INRatio® test strips, a 102% increase from the fiscal 2006 third quarter, and $2.3 million in revenue for INRatio meters and accessories, a 99% increase over the fiscal 2006 third quarter.

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HemoSense reported a gross profit of $4.2 million for the quarter, or 46% of total revenue, compared with a gross profit of $1.1 million, or 23% of total revenue, for the fiscal 2006 third quarter. The 297% improvement from the prior period was due primarily to increased unit production volumes and sales of test strips, as well as to continued process efficiencies.

•	Operating expenses for the quarter were $4.5 million, up 13% from $4.0 million for the fiscal 2006 third quarter.

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The net loss for the fiscal 2007 third quarter decreased to $687,000, or $0.05 per share, from $3.1 million, or $0.27 per share, for the fiscal 2006 third quarter. Included in the net loss and the net loss per share for the third quarter of fiscal 2007 is a non-cash charge of $171,000, or approximately $0.01 per share, related to stock-based compensation expense pursuant to SFAS No. 123(R), compared with $81,000, or less than $0.01 per share, for the fiscal 2006 third quarter.

“We are pleased with the growth in our sales in the fiscal 2007 third quarter,” said Jim Merselis, President and CEO of HemoSense. “During the quarter, we gained access to certain LabCorp® laboratories to make our system available to LabCorp patient service centers and affiliated physicians. We believe this arrangement is a strong endorsement of our technology and an opportunity to support a recognized leader in healthcare.

“We continued to significantly improve our margins, and remain focused on gaining further economies of scale. In order to meet expected demand, we have begun our expansion into the building adjacent to our current facility, which is expected to effectively double our production and warehousing capacity,” he added. “We are also supportive of the recent request to Medicare by our industry coalition to expand its reimbursement coverage to include atrial fibrillation and deep vein thrombosis patients who are being treated with warfarin in addition to mechanical heart valve patients who are currently covered.”

HemoSense reported cash, cash equivalents and short-term investments of $16.2 million as of June 30, 2007.

Year-to-Date Financial Results

For the nine months ended June 30, 2007, total revenue was $23.9 million, an increase of 99% from the comparable fiscal 2006 nine month period. Year-to-date domestic revenue was $20.6 million, an increase of 109% over the corresponding fiscal 2006 period, and international revenue was $3.3 million, an increase of 52% over the corresponding fiscal 2006 period. Total revenue included $17.8 million in test strip revenue, an increase of 118% from the comparable fiscal 2006 period, and $6.1 million in meters and accessories revenue, up 58% from the comparable fiscal 2006 period.

Gross profit for the first nine months of fiscal 2007 was $10.0 million, compared with a gross profit of $3.2 million in the first nine months of fiscal 2006. Operating expenses in the first nine months of fiscal 2007 were $12.8 million, an increase from $11.0 million in the comparable 2006 period. The net loss in the first nine months of fiscal 2007 was $3.8 million, or $0.30 per share, compared with a net loss of $8.4 million, or $0.76 per share, for the first nine months of fiscal 2006.

Fiscal Year 2007 Financial Guidance

HemoSense today updated its financial guidance for its fiscal year ending September 30, 2007. The guidance takes into consideration the following factors and assumptions:

•	Anticipated continuing increased demand for the INRatio system

•	Capital expenditures related to the planned facilities expansion

•	Anticipated increases in operating costs associated with the facilities expansion and higher production levels

•	Expected subsequent operating efficiencies related to increased volume and expanded production and warehousing capability

HemoSense now anticipates fiscal 2007 total revenue to be in the range of $32 million to $34 million, representing growth of 98% to 110% over fiscal 2006. HemoSense also expects the fiscal 2007 net loss to be in the range of $4.5 million to $5.0 million, which includes approximately $570,000 in stock-based compensation expense. The net loss per common share is expected to be $0.35 to $0.39 based on approximately 12.7 million average common shares outstanding.

Conference Call Information

Management will host an investment community conference call beginning today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss and answer questions regarding this announcement and the Inverness acquisition agreement. Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 634-1178 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 11125928.

The live conference call will also be available via the Internet on the Investor Relations section of HemoSense’s Web site at www.hemosense.com. A recording of the call will be available on HemoSense’s Web site for 30 days following the completion of the call.

About HemoSense

HemoSense is a point-of-care diagnostic healthcare company that initially has developed, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio® system, used by healthcare professionals and patients themselves, consists of a small monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

Additional Information About the Proposed Transaction and Where to Find It:

Inverness plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction and HemoSense plans to file with the SEC and mail to its shareholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about Inverness, HemoSense, the transaction and related matters. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Inverness and HemoSense through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from Inverness by contacting Shareholder Relations at (781) 647-3900 or jon.russell@invmed.com or from HemoSense by contacting Don Markley or Brandi Floberg at (310) 691-7100 or bfloberg@lhai.com.

Inverness and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of HemoSense in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in Inverness’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on or about April 9, 2007. This document is available free of charge at the SEC’s web site at www.sec.gov and from Inverness by contacting Inverness at Shareholder Relations at (781) 647-3900 or jon.russell@invmed.com.

HemoSense and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the shareholders of HemoSense in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above. Additional information regarding these directors and executive officers is also included in HemoSense’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on or about January 29, 2007. This document is available free of charge at the SEC’s web site at www.sec.gov and from HemoSense by contacting Don Markley or Brandi Floberg at (310) 691-7100 or bfloberg@lhai.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements including those relating to financial guidance for fiscal year 2007, the extent, timing and cost of expansion of production and warehousing capacity, as well as improved efficiencies and operating performance resulting therefrom, the expectation of increased demand for the INRatio system capital expenditures and the proposed acquisition by Inverness are forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions and the ability to consummate the acquisition, which is subject to approval by the shareholders of HemoSense, regulatory approval and other conditions. The Company’s fiscal 2007 third quarter financial results are preliminary and unaudited, and are subject to adjustment. Further information on the Company’s business, prior financial results and risk factors are detailed in its filings with the SEC, including its Form 10-K for the year ended September 30, 2006 filed on December 27, 2006, and Form 10-Q for the quarter ended March 31, 2007 filed on May 11, 2007. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

[Tables Follow]

HemoSense, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2007	2006	2007	2006
Revenue	$9,192	$4,571	$23,923	$12,049
Cost of goods sold	4,996	3,513	13,935	8,880

Gross profit	4,196	1,058	9,988	3,169

Operating expenses:
Research and development	941	769	2,128	1,913
Sales and marketing	2,437	2,058	7,417	5,954
General and administrative	1,120	1,139	3,275	3,181

Total operating expenses	4,498	3,966	12,820	11,048

Loss from operations	(302)	(2,908)	(2,832)	(7,879)

Interest income	195	144	547	450
Interest expense	(563)	(273)	(1,484)	(886)
Other expense, net	(17)	(14)	(41)	(47)

Net loss	$(687)	$(3,051)	$(3,810)	$(8,362)

Net loss per share:
Basic and diluted	$(0.05)	$(0.27)	$(0.30)	$(0.76)

Shares used to compute loss per share:
Basic and diluted	13,160	11,197	12,610	10,971

HemoSense, Inc.

Balance Sheets

(In thousands)

	June 30, 2007	September 30, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,832	$1,789
Short term investments	12,322	7,939
Accounts receivable, net	3,736	3,148
Prepaid expenses and other current assets	673	371
Inventories, net	5,076	2,731

Total current assets	25,639	15,978
Property and equipment, net	1,270	501
Technology licenses, net	288	245
Other assets	128	126

Total assets	$27,325	$16,850

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,634	$1,142
Accrued expenses and other liabilities	2,695	1,751
Capital lease, current portion	26	37
Borrowings, current portion	3,162	2,353

Total current liabilities	8,517	5,283

Capital lease, net of current portion	—	16
Borrowings, net of current portion	5,127	2,476
Other long term liabilities	350	398

Total liabilities	13,994	8,173

Shareholders’ equity:
Common stock	13	11
Additional paid-in capital	75,205	66,739
Unrealized loss on investments	(6)	(2)
Accumulated deficit	(61,881)	(58,071)

Total shareholders’ equity	13,331	8,677

Total liabilities and shareholders’ equity	$27,325	$16,850

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